SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                December 1, 1995

                    ________________________________________


                                 THERMEDICS INC.
             (Exact name of Registrant as specified in its charter)


   Massachusetts                   1-9567                           04-2788806
   (State or other               (Commission                  (I.R.S. Employer
   jurisdiction of               File Number)           Identification Number)
   incorporation or
   organization)



   470 Wildwood Street
   P. O. Box 2999
   Woburn, Massachusetts                                            01888-1799
   (Address of principal executive offices)                         (Zip Code)



                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 2.  Acquisition or Disposition of Assets
            ------------------------------------

        On December 1, 1995, Thermedics Inc. (the "Company") acquired all of the outstanding capital stock of Analytical Technology, Inc. ("ATI") pursuant to a merger (the "Merger").

        In a separate transaction consummated immediately prior to the effectiveness of the Merger, Thermo Instrument Systems Inc., which is an affiliate of the Company ("Thermo Instrument"), purchased ATI's analytical instruments business (the "Thermo Instrument Acquisition") in exchange for Thermo Instrument's demand promissory note in the principal amount of $34,933,000 (the "Thermo Instrument Note"). Consequently, at the effective time of the Merger, ATI's assets consisted principally of its Orion Laboratory Products Division ("Orion") and the Thermo Instrument Note. Orion, based in Boston, Massachusetts, is a provider of electrochemistry, microweighing and other instruments to detect the chemical composition of foods, beverages and pharmaceuticals.

        The base purchase price of the capital stock of ATI acquired in the Merger (the "Aggregate Purchase Price") was $79,284,183 in cash, plus the assumption of approximately $15,600,000 in bank indebtedness existing as of the closing of the Merger. Of these amounts, $34,933,000 was paid to the former ATI shareholders by Thermo Instrument at the direction of the Company in exchange for the cancellation of the Thermo Instrument Note, and Thermo Instrument assumed approximately $7,000,000 of such bank indebtedness. As a result, the effective base purchase price paid by the Company for Orion (the "Orion Purchase Price") was $44,351,000 in cash plus assumed bank indebtedness of approximately $8,600,000.

        The Aggregate Purchase Price is subject to a post-closing adjustment, and will either be (i) increased by the amount by which ATI's net tangible equity as of the closing (without taking into account the Thermo Instrument Acquisition) exceeds a deficit of $1,989,000; or (ii) decreased by the amount by which a deficit of $1,989,000 exceeds such net tangible equity. The Company and Thermo Instrument have agreed that, in the event that the Aggregate Purchase Price is so adjusted, then the portion of such adjustment that is attributable to the operations of the businesses acquired by Thermo Instrument will be paid to, or by, Thermo Instrument, as the case may be.

        The Merger was effected pursuant to an Agreement and Plan of Merger executed November 29, 1995, by and among the Company, ATI Merger Corp. (a wholly owned subsidiary of the Company), ATI and, for certain limited purposes, Thermo Instrument. The Orion Purchase Price was based on the Company's determination of the fair market value of Orion's business, and the terms of the merger agreement were determined by arms' length negotiation among the parties.

        The Company may seek to move Orion's headquarters and certain of its manufacturing operations upon the expiration of certain lease commitments. Otherwise, the Company has no present intention to use Orion's plant, equipment or other assets for purposes materially different from the purposes for which such assets were used prior to the acquisition.
   However, the Company will review Orion's business and assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, upon completion of this review, may develop alternative plans or proposals, including mergers, transfers of a material amount of assets or other transactions or changes relating to such business.

                                        2
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        Orion had revenues of approximately $46,000,000 for the fiscal year ended December 31, 1994.

        Of the Orion Purchase Price, $38,000,000 was borrowed from Thermo Electron Corporation pursuant to a promissory note due December 9, 1996 and bearing interest at a rate per annum equal to the rate of the Commercial Paper Composite Rate as reported by Merrill Lynch Capital Markets, as an average of the last five business days of each fiscal quarter, plus 25 basis points, and the balance was funded from the Company's working capital.

   Item 7. Financial Statements, Pro Forma Combined Condensed Financial Information and Exhibits

            (a) Financial Statements of Business Acquired: as it is
                impracticable to file such information at this time, it will be filed by amendment on or prior to February 14, 1996.

            (b) Pro Forma Combined Condensed Financial Information: as it is
                impracticable to file such information at this time, it will be filed by amendment on or prior to February 14, 1996.

            (c) Exhibits

                2 Agreement and Plan of Merger dated as of the 29th day of November 1995, by and among Thermedics Inc., ATI Merger Corp., Analytical Technology, Inc., and, for certain limited purposes, Thermo Instrument Systems Inc. Schedules and exhibits to the agreement (each of which are identified in the agreement) are omitted in reliance on Rule 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.

                10(a) Asset and Share Purchase Agreement dated as of the 29th day of November 1995, by and among Thermo Instrument Systems Inc., ATI Acquisition Corp., Analytical Technology, Inc., and, for certain limited purposes, Thermedics Inc. Schedules and exhibits to the agreement (each of which are identified in the agreement) are omitted in reliance on Rule 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.

                10(b) $38,000,000 Promissory Note dated as of December 11,
                      1995 issued by Thermedics Inc. to Thermo Electron Corporation.









                                        3
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                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 12th day of December, 1995.



                                             THERMEDICS INC.


                                             By: John W. Wood, Jr.
                                                 -------------------
                                                 John W. Wood, Jr.
                                                 President and Chief
                                                 Executive Officer




























   AA953400026